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This filing consists of a transcript of a conference call between Richard Clark, Chairman, President and Chief Executive Officer of Merck & Co., Inc. (“Merck”), Fred Hassan, Chairman and Chief Executive Officer of Schering-Plough Corporation (“Schering-Plough”), members of the Executive Committee of Merck, Eva Boratto, Vice President of Investor Relations at Merck, Robert Bertolini, Chief Financial Officer of Schering-Plough and analysts, to discuss the proposed merger of Merck and Schering-Plough.  The conference call consisted of a presentation and webcast, followed by a Question and Answer session, and was held on March 9, 2009.

FINAL TRANSCRIPT

Thomson StreetEvents℠

MRK - Merck & Schering - Plough Transaction Webcast

Event Date/Time: Mar. 09. 2009 / 8:30AM ET

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CORPORATE PARTICIPANTS

 Eva Boratto
 Merck - VP, IR

 Richard Clark
 Merck - Chairman & CEO

 Fred Hassan
 Schering-Plough - CEO

 Peter Kim
 Merck - EVP & President, Merck Research Laboratories

 Peter Kellogg
 Merck - EVP & CFO

 Bruce Kuhlik
 Merck - EVP & General Counsel

 Ken Frazier
 Merck - EVP & President, Global Human Health

CONFERENCE CALL PARTICIPANTS

 Roopesh Patel
 UBS - Analyst

 Jami Rubin
 Goldman Sachs - Analyst

 Chris Schott
 JPMorgan - Analyst

 Barbara Ryan
 Deutsche Bank - Analyst

 Tim Anderson
 Sanford Bernstein - Analyst

 John Boris
 Citi Investment - Analyst

 Catherine Arnold
 Credit Suisse - Analyst

 Steve Scala
 Cowen and Company - Analyst

 Seamus Fernandez
 Leerink Swann - Analyst

 Bert Hazlett
 BMO Capital Markets - Analyst

PRESENTATION

Operator

Welcome to today's conference call and webcast to discuss the combination of Merck and Schering-Plough. All participants are in a listen-only mode. Following the presentation the lines will be open for questions and answers. (Operator Instructions)

I would now like to turn the call over to Eva Boratto, Vice President of Investor Relations at Merck. Please go ahead.

Eva Boratto - Merck - VP, IR

Thank you, Taylor. Good morning, everyone, and welcome to our conference call to discuss the combination of Merck and Schering-Plough which was announced earlier today. We will be using a slide presentation during the call today. The presentation is available on both Merck and Schering-Plough's websites and on the joint venture website that we launched this morning at www.anewMerck.com. At the conclusion of our prepared remarks we will open the call for Q&A regarding this transaction.

On slides two and three of the presentation you have the forward-looking statement and other important information. I am not going to read these slides, but it's important and is included in the presentation and posted on our website.

Moving to slide four you can see your hosts for today's call are Richard Clark, Chairman, President and Chief Executive Officer of Merck, and Fred Hassan, Chairman and Chief Executive Officer of Schering-Plough. Also making brief remarks today are Peter Kim, Executive Vice President and President, Merck Research Lab, and Peter Kellogg, Executive Vice President and Chief Financial Officer.

Moving to slide five you see the brief agenda for today's call. With that I will turn the call over to Dick Clark.

Richard Clark - Merck - Chairman & CEO

Thank you, Eva. Good morning, everyone, and thank you for joining us for this transformational event. As Eva mentioned, I am here with several members of Merck's senior management and we are pleased to be joined by Fred Hassan and Schering-Plough's CFO, Bob Bertolini. Let's move on to the transaction overview on slide seven.

Based on the closing price of Merck's stock on March 6, 2009, the consideration is equal to $23.61 per share or $41.1 billion in the aggregate. This price represents a premium to Schering-Plough's shareholders of approximately 34% based on the closing price of Schering-Plough's stock on March 6, 2009.

Upon closing of this transaction, Merck's shareholders are expected to own approximately 68% of the combined company and Schering-Plough's shareholders approximately 32%. Peter Kellogg will provide further details on the terms of the transaction, which we expect to close in the fourth quarter of this year.

The combination of Merck and Schering-Plough makes great strategic sense and holds exceptional promise. Together we will create a global healthcare leader distinguished by research and development excellence. This will ensure that we will continue to be at the forefront of drug discovery and development for years to come.

We will have the comprehensive capabilities and efficient operating structure necessary to meet the needs of patients in today's evolving healthcare environment. The combined strengths of Merck and Schering-Plough will create a company that can deliver consistent, sustainable growth and meaningful value for shareholders.

Here are a few highlights -- a more diverse portfolio across important therapeutic areas, including the addition of Schering's capability in biologics; double the number of potential medicines that Merck has in Phase III development bringing the total to an impressive 18 candidates; a dramatic acceleration of Merck's international growth efforts, specifically in targeted emerging markets and a more global diversified revenue base; a strong financial profile including robust free cash flow.

Merck is committed to maintaining the dividend at the current level following the closing of this transaction. We will maintain the strong balance sheet and we believe we will retain our current credit rating.

Incremental cost savings, approximately $3.5 billion annually beyond 2011 which are expected to be generated through efficiencies realized across the Company. The $3.5 billion in annual cost savings are in addition to the previously announced ongoing cost reduction initiatives at both companies.

I would now like to ask Fred Hassan to provide some additional thoughts and comments on our industry and why this is a compelling combination for his company. Fred?

Fred Hassan - Schering-Plough - CEO

Thank you, Dick. As all of you have observed over the past six years, the Schering-Plough action agenda has driven a dramatic transformation. Together our people around the world have created a high-performance competitor. Just one indicator, from '04 through '08 we grew adjusted top-line sales from $8 billion to $21 billion. We achieved this growth through good strategies and above all through excellent execution on many fronts.

We are especially proud of the transformation we drove in R&D and in our pipeline. We transformed one of the weaker R&D engines into one of the strongest. As a result, today we have an industry-leading late stage pipeline with 12 promising late-stage compounds.

An important step on our transformation journey was the acquisition of Organon BioSciences. The successful integration of OBS has brought further strength and diversity to Schering-Plough. However, the stunning and accelerating changes in the global macro environment are driving stunning and accelerating changes in our own industry's environment.

Merck came to us at the very time these changes were unfolding. Our Board carried out a very careful assessment of the attractive offer of 44% premium based on the 30-day average. It concluded that the accelerating challenges of our environment and the attractiveness of the Merck offer meant that this was the right transaction at the right time.

It's a transaction that delivers value to our shareholders. It creates a company with the critical mass to absorb the bigger and bigger shocks being driven in our environment. Most especially, this merger brings together two science-centered companies with the combined R&D and pipeline strength to have many, many shots at the goal.

In summary, this combination will create a leading company in our industry with the strength and diversity needed to succeed during a time of unprecedented change. And it will reward our shareholders with a premium for their shares today, while also greeting the opportunity for them to participate in the significant growth potential of the combined company for the longer term. That includes the more than threefold increase that our shareowners will realize in the dividends. We believe this combination is a very good strategic logic for our company and we look forward to participating in the strength of the combined company going forward.

Richard Clark - Merck - Chairman & CEO

Thank you, Fred. The combined company will benefit from a broader portfolio of products including many leading marketed brands. Slide 12 demonstrates the scope of our combined commercial portfolio. This transaction brings together both companies' strong portfolio of medicines and scientific capabilities.

By leveraging the complementary offerings and development efforts of both companies, we will be well-positioned to expand our franchises and continue to develop and deliver innovative treatments. The combined company's customer-centric selling model along with our broader product portfolio will enable the salesforce to be more effective, increasing the ability to help physicians in healthcare systems improve patient outcomes.

Slide 13 shows another benefit of the transaction -- the consolidation of our cholesterol joint venture with Schering-Plough.

Turning now to renegade REMICADE and Gmab, Schering-Plough has marketing rights to these products outside the United States through a joint venture. We believe the transaction is structured so that Schering-Plough's rights are not affected by the merger and we will retain distribution rights to the products.

The combination will also have one of the world's leading animal health businesses as well as many attractive consumer health brands through Schering-Plough's Consumer Health unit. As you can see from the chart on slide 16, the combined company will have a strength across our key therapeutic areas with no product representing more than 10% of our sales. This chart shows the increased diversity in our product portfolio created by this combination.

As many of you know, Schering-Plough generates about 70% of its revenue outside the United States including more than $2 billion in annual revenue from high-growth emerging markets. Merck has been working to build our presence overseas and last year established a goal of achieving a top-five market share position in targeted emerging markets. This transaction will dramatically accelerate those efforts.

The combined company will have an industry-leading team of marketing and sales professionals throughout the world. More than 50% of the combined revenue will be generated outside of the United States. You will see on slide 18 Schering-Plough's portfolio has long-remaining marketing exclusivity. We expect this broader portfolio of products will fuel the growth of the combined company beyond the expiration of Merck's current patents.

As many of you are aware, one of our key strategic objectives has been to have more stable, consistent top-line growth. Over the last five years, even as patents for major Merck products such as Zocor and Fosamax have expired, we have continued to drive growth. This transaction gives us a broader set of products with significant marketing exclusivity. That is why we are confident we will achieve high single-digit compound annual earnings growth over the next five years.

With that, I would like to introduce to Peter Kim, Executive Vice President and President of MRL.

Peter Kim - Merck - EVP & President, Merck Research Laboratories

Thank you, Dick. From an R&D perspective there were several facts that made this transaction uniquely compelling to me. First, I am passionate about scientific excellence and it is an important component of Merck's R&D culture.

When I reviewed the compounds in Schering-Plough's pipeline, including some of those in early clinical development, the company's commitment to scientific excellence and the talent of its researchers was readily apparent. Not only are the pipelines and capabilities of the two companies extraordinarily complimentary, but the scientists within each organization clearly share the same mission -- to leverage scientific innovation to meet major unmet medical needs and make a difference to human health.

In addition, Schering-Plough has established presence with marketed products in two of the therapeutic areas in which we are making a conscious effort to build our capabilities -- oncology and neuroscience. This transaction not only adds new products and late-stage compounds to these two newer franchises within Merck, but it also allows us to strengthen our relationships with physicians and scientists in these important disease areas.

Third, Merck is committed to establishing a presence in biologics. Through Merck BioVentures for follow-on biologics we are gearing up in a significant way to discover and develop novel biologics. Schering-Plough has considerable experience in biologics discovery, development, and manufacturing and an attractive early-stage biologics pipeline which was strengthened by the acquisition of Organon.

This transaction will create a powerful biologics combination with both extends our reach and our capabilities and complements Merck's novel proprietary GlycoFi [pychia] platform and bioprocess and analytical expertise.

And lastly and very importantly, the therapeutic areas of focus within Schering-Plough's pipeline are well aligned with Merck's. And despite this alignment, there are remarkably few overlaps with respect to compounds with the same mechanism of action. The Schering-Plough transaction enables us to significantly expand not only the number of development candidates in our pipeline, but also its diversity. I will illustrate this on the combined pipeline shown on the next two slides.

Merck's R&D strategy is built upon a franchise and functional matrix organization, which ensures the appropriate subject matter expertise is leveraged optimally throughout the drug discovery and development process. This matrix organizational structure, which was intentionally designed to be scalable, is well-suited for the combination of the two pipelines. And the remarkable alignment of the therapeutic areas of the two companies will provide for a smooth transition.

Now I would like to explain why I am so excited about this transaction. Slide 20 illustrates just how complementary the pipelines of Schering-Plough and Merck actually are.

As you know, Merck has a long-standing commitment in cardiovascular disease which is the leading cause of death worldwide. In addition to our marketed products, which include the Merck Schering-Plough joint-venture products, ZETIA and Vytorin, we have several exciting late-stage compounds in our pipelines for atherosclerosis and heart failure.

With the combined cardiovascular pipeline our reach extends from atherosclerosis into atherothrombosis and into a new patient population with a first-in-class Phase III compound, TRA, or thrombin receptor antagonist. This compound has the potential to change medical practice in patients with acute coronary syndrome and established cardiovascular disease as an add-on to current standard of care.

Merck also has a long-standing history in infectious disease with several marketed antibiotics and anti-fungal and HIV antivirals, including ISENTRESS. HIV and HCV are the key areas of focus in Merck's infectious disease franchise and there is a high degree of overlap in the two patient populations.

Schering-Plough has been a pioneer in HCV research and its HCV protease inhibitor, Boceprevir, which is currently being evaluated in Phase III studies in both treatment experience and treatment naive patients, has demonstrated striking antiviral efficacy. Thus the combined pipeline provides the opportunity to establish an earlier presence in HCV.

In respiratory and immunology the merger with Schering-Plough is particularly exciting. As discussed last December, we are developing a combination of montelukast, the active ingredient in Singulair, and Schering-Plough's inhaled corticosteroid, mometasone. In addition to the respiratory disease compounds in their pipeline, Schering-Plough's experience in developing inhaled therapies will accelerate the development of MK-476C and our new research efforts in inhalation therapies.

And as I mentioned earlier, we are in the process of building our neuroscience and oncology franchises. In neuroscience this combination will increase the diversity of our joint pipeline across all phases of development. Asenapine for schizophrenia and bipolar disorder is currently under review at the FDA. Sugammadex, a novel agents that rapidly reverses neuromuscular blockade using anesthesia, has been approved in Europe and Australia and is in Phase III development in the US.

In addition, there are several earlier clinical development candidates with potential to address important unmet medical needs in Parkinson's disease and Alzheimer's disease.

In oncology, Merck has a robust early clinical pipeline with two molecules in mid- to late-stage clinical development. The merger of Schering-Plough and Merck will greatly augment our efforts to establish a presence in oncology through Schering's marketed product, TEMODAR, an oral agent for the treatment of brain tumors. A new IV formulation of TEMODAR was recently approved in both the US and the EU.

You will note that both pipelines include an IGF-1R monoclonal antibody for colorectal cancer, one of the few examples of where the two companies have a compound with the same mechanism of action in clinical development. In this case this will allow us to select the compound with the best characteristics.

In conclusion, I have discussed only a few examples that demonstrate the outstanding alignment between these two pipelines and why I am so enthusiastic about this merger. These two combined pipelines are remarkably complementary and will greatly advance our ability to deliver important new medications to patients. Indeed, I think the combined pipeline will be the best in the industry by far.

With that, I will now turn the call over to Peter Kellogg, our CFO at Merck. Peter?

Peter Kellogg - Merck - EVP & CFO

Thanks, Peter, and good morning. I want to take a few minutes to review the compelling financial benefits of the combination of Merck and Schering-Plough. I will also discuss the financing details related to this transaction and provide you with our outlook for the combined company.

As we have said, we would only pursue a transaction that would drive shareholder value and indeed we believe this transaction is very compelling for shareholders. On a discounted cash flow basis or on other metrics, we believe this deal will create significant fundamental value. I would like to begin on slide 24.

We anticipate this transaction to be modestly accretive to non-GAAP EPS in the first full year following completion and significantly accretive thereafter. We realize that many investors are interested in Merck's P&L outlook beyond 2010, with particular focus on the years 2012 and 2013. I am pleased to share with you that we are targeting a high single-digit compound annual growth rate for non-GAAP EPS from 2009 to 2013.

One of our goals in designing this merger was to maintain the strong financial profile at Merck. We believe we have achieved this. We expect that the near-term effective tax rate of the combined company will be consistent with our anticipated 2009 non-GAAP Merck tax rate. We believe the combined company will generate $15 billion in free cash flow in 2013.

We are committed to maintaining the current Merck dividend following the close of the transaction. Our annual dividend is $1.52 per share. For Merck shareholders this represents a threefold increase on an as converted basis compared to the current Schering-Plough dividend payout.

We will maintain a strong balance sheet and the financing for this transaction is conservative. We have discussed this with the rating agencies and we believe we will maintain our current strong credit rating.

We have a history of driving efficiencies through improvements to our operating models. Given the improvements we have made and the complimentary nature of our therapeutic focus, together we are uniquely positioned to improve the margins of the combined company. In 2013 our non-GAAP pretax margin target is nearly 40%, which implies improving the combined company's performance up to and beyond Merck's 2008 stand-alone pretax margins.

Now moving to slide 26. As Dick said, we expect to generate significant efficiencies with approximately $3.5 billion of savings annually beyond 2011. Approximately 60% of the savings are to come from marketing and administrative with the remaining 40% from R&D and manufacturing. We expect to achieve approximately half of the annual savings in the first full year and approximately 75% in the second year.

I want to stress that the savings are incremental to the current cost programs already underway at both companies. At Merck we announced last fall our 2008 restructuring program expected to deliver $3.8 billion to $4.2 billion in cumulative savings from 2008 to 2013. As shown on the slide, the annual savings we expect beyond 2011 is $950 million.

Likewise, Schering-Plough announced its PTP transformation program and expects to save $1.5 billion. Please note that Schering-Plough has already achieved more than $600 million in savings in 2008. Based on our experience and the natural overlap that the two companies have in many areas, we are confident in our ability to complete these announced programs and to achieve the additional $3.5 billion in synergies.

Now I would like to talk about the transaction financing on slide 27. The aggregate consideration will be comprised of a combination of $10.50 per share of cash and the remaining consideration in stock. This equates to 44% cash and debt and 56% of stock as of today.

The cash portion will be financed with a combination of $9.8 billion from existing cash balances and $8.5 billion from committed financing to be provided by JPMorgan. We intend to access the cash on hand at both companies. This will be facilitated through the repayments of existing Schering-Plough intercompany loans.

With respect to the $8.5 billion of committed financing, it is structured as an underwritten acquisition financing with a $3 billion, 364-day bridge term loan and a $5.5 billion of new and amended revolving credit facilities. These will be syndicated to other banks promptly and we anticipate terming out the bridge facility and reducing the revolving credit facility through our commitments through a multi-tranche bond offering and asset sale proceeds.

Now I want to turn for a moment to the structure of the transaction. For a variety of reasons it will be structured as a reverse merger in which Schering-Plough, renamed Merck, will continue as the surviving public corporation. Effective upon the merger each Merck to share will automatically become a share of the combined company. Schering-Plough's shareholders will receive 0.5767 of a share of the combined company and $10.50 in cash for each share of Schering-Plough.

Now before I comment on the longer-term prospects of the business I want to reinforce that 2009 remains on track. Today we reaffirmed our 2009 revenue and EPS guidance. Of course, this guidance is before the various impacts from this transaction.

As a reminder, we expect this transaction to close in the fourth quarter. Accordingly we are targeting a high single-digit compound annual growth rate in non-GAAP EPS from 2009 to 2013. It is important to note that we are using Merck's stand-alone guidance of $3.15 to $3.30 non-GAAP earnings per share as our 2009 base.

As Dick mentioned, we believe that the Schering-Plough rights to REMICADE and Gmab are not affected by the merger. With that said, I just want to be clear that regardless of assumptions that you make for the REMICADE business this high single-digit, non-GAAP EPS, CAGR guidance holds. We are targeting pretax margins of nearly 40% in 2013 and our expanded product portfolio is expected to generate combined free cash flow of approximately $15 billion in 2013.

Thank you. With that, I would now like to turn the call over to Dick.

Richard Clark - Merck - Chairman & CEO

Thanks, Peter. I would like to take a moment to acknowledge the hard work and commitment of the people of both Merck and Schering-Plough. Fred and I are able to make this move to position the combined companies for an exciting future thanks to the day in and day out contribution of our great employees. Combining the Schering-Plough will enable us to build on our strong foundation and meet the needs of patients worldwide.

Turning to slide 30, I am confident that we can integrate our two organizations quickly and seamlessly. Our cultures are compatible and our collective talents and expertise will create a strong combined enterprise.

We recognize that integrating our companies will be a significant undertaking, but we are confident that this process will be made easier by our familiarity with one another and our past successes. My Merck colleagues and I look forward to working with the talented men and women of Schering-Plough.

Merck's integration team will be led by Adam Schechter, President of Global Pharmaceuticals, and will report to me. Adams has a deep knowledge of both companies run from his time leading the cholesterol joint venture during the launch of Vytorin. Schering-Plough's integration team will be led by Brent Saunders, Senior Vice President and President of Consumer Health Care, and will report to Fred.

A key priority is keeping the best talent from both companies. The combination will result in a much larger organization and we expect that the substantial majority of Schering-Plough employees will remain with the combined company. In addition, both Merck and Schering-Plough will institute hiring freezes immediately.

Let me walk you through where we go from here to complete the transaction. We will be filing an S4 with the SEC in the near future. We will also file the appropriate regulatory notices. In the coming months we will schedule special shareholder meeting so that Merck and Schering-Plough's shareholders have the opportunity to approve the transaction. We expect to complete the transaction in the fourth quarter of 2009.

Before we open the call for your questions, let me underscore that the combination of Merck and Schering-Plough will create a stronger global company well-positioned for sustainable growth. With our combined R&D expertise and scientific leadership we will continue to be on the forefront of drug discovery and development. Together we can more quickly and effectively advance our long-standing missions of addressing the significant unmet medical needs of patients worldwide.

Now I will turn the call over to Eva so that we can take your questions.

Eva Boratto - Merck - VP, IR

Thank you, Dick. We will now open the call to take your questions. Joining us for the Q&A session is Ken Frazier, Merck Executive Vice President and President, Global Human Health; Bruce Kuhlik, Merck Executive Vice President and General Counsel; as well as Bob Bertolini, Schering-Plough's Chief Financial Officer.

At this point I will turn the call back over to Taylor, who will communicate instructions for the Q&A format and then introduce the first question. Taylor?

QUESTION AND ANSWER

Operator

(Operator Instructions) Roopesh Patel, UBS.

Roopesh Patel - UBS - Analyst

Thanks. Just a couple of questions. Firstly, I was wondering if you could kindly elaborate on why you believe this transaction doesn't trigger the change of control provisions of Schering's agreement with J&J on REMICADE and Golimumab. My understanding is that if Schering shareholders end up owning less than 50% of the shares of the new company that would have triggered the change of control.

Just to follow up on that, I am also curious if there has been any discussion in this regard with J&J and if they agree upon the same interpretation that Merck does? And, lastly, if you were to exclude the earnings contribution from the RA drugs, what would be the Company's earnings guidance? Just wanted to clarify that. Thank you.

Bruce Kuhlik - Merck - EVP & General Counsel

It's Bruce Kuhlik and I will start with the change of control question. As Peter explained and Dick, this is structured as a reverse merger in which the surviving parent company is the existing Schering-Plough corporate entity which will be renamed Merck. And under the expressed terms of the distribution agreement, this change of control provision focuses on whether there has been a change in the surviving public company, it doesn't refer to stock ownership or anything of the sort.

As you know, that does appear in other change of control provisions. It's not in this one and that is why we are confident in our belief that we will not trigger a loss of rights.

Fred Hassan - Schering-Plough - CEO

And I think that there is a very good respect among the three companies in New Jersey and good relationships and good dialogue. In fact, I had a cordial conversation with Bill Weldon this morning.

Peter Kellogg - Merck - EVP & CFO

So the last question, I think, had to do with what is our earnings guidance under different scenarios. I highlighted that the guidance we have provided is for EPS growth, non-GAAP EPS growth, from 2009 to 2013 in the high single-digit compound annual growth rate range. And I also made it clear that regardless of the assumptions you make for the REMICADE business this high single-digit, non-GAAP EPS, CAGR guidance holds. So that will be in place.

Operator

Jami Rubin, Goldman Sachs.

Jami Rubin - Goldman Sachs - Analyst

Thank you. Just a follow-up question on that. If J&J does decide to challenge the change of control is there a carve out provisions such that the REMICADE and Golimumab distribution rights revert back to J&J and how would that -- I am just wondering if you could elaborate that? Secondly, Peter, you provided EPS guidance over the next five years. Was wondering if you could provide revenue guidance over that same period of time with the combined company? Thanks.

Bruce Kuhlik - Merck - EVP & General Counsel

Jami, it's Bruce. In response to your question, the agreement provides for a mandatory binding arbitration in the event of a dispute. Obviously, at this point I can't speculate on how that is going to go forward. We will vigorously defend our rights if necessary. At this point we are really looking forward to working with our colleagues at Johnson & Johnson.

Peter Kellogg - Merck - EVP & CFO

Jami, this is Peter regarding the guidance. So we have provided the guidance on non-GAAP EPS and we think that is going to be very meaningful for all the investors. At this point we haven't given guidance on revenue, but I think it's pretty clear and to our comments, we have emphasized that this is going to be a growth company going forward. So we are excited about where we are going.

In the future, when we feel appropriate we may come back and update guidance, but at the moment our guidance will focus on EPS.

Operator

Chris Schott, JPMorgan.

Chris Schott - JPMorgan - Analyst

Great, thank you. As it relates to animal health, with the 2013 guidance how much of Schering's animal health business do you envision keeping and rolling into the JV versus divesting? Just elaborate a little bit on the mechanisms of how that is going to work with Merial.

And then a second question, Peter, I think you mentioned asset sale proceeds. Is that relating, again, primarily to animal health? And in that same vein, consumer health is not a business you have historically had a large presence in. Can you maybe just talk about your plans for the consumer health business at Schering?

Richard Clark - Merck - Chairman & CEO

Sure, Chris, I would be glad to take those. So first I think on the animal health side, as you know, we do have a relationship with the Merial joint venture and so there is a lot of different ways this could play out and there is a lot of different scenarios. We haven't really finalized that yet at this point.

But as you build your models and you think about how to build those models in, what we would recommend you put in at the moment is that we get the economic benefit for half of the animal health business from Schering-Plough. But that doesn't really signal one way or the other where it's going, but clearly -- or how we work with it, but that would be a reasonable modeling expectation.

For the other half, obviously, for your modeling purposes would be an asset sale. So in those we get value in cash for the other half of the business that we don't have in our ongoing P&L and that is, in fact, the proceeds from asset sale that I was referring to.

Now on the OTC side, I would just highlight that first of all the OTC business at Schering-Plough has some really tremendous brands and tremendous business, and we are very excited to be participating with that in the future. For your modeling purposes, again, I would recommend that you include the OTC business in our financials going forward and not assume it's being sold.

Now we do, obviously, have a relationship on an OTC collaboration as well. But that has some specific elements and so we will work that out. But for your modeling purposes what we would recommend is maintaining half of the animal health business and 100% of the OTC business. And we will update you as we go forward.

Operator

Barbara Ryan, Deutsche Bank.

Barbara Ryan - Deutsche Bank - Analyst

Thank you for taking my question. Just a quick one. You mentioned that the tax rate would be expected to be the same as Merck's current guidance for the tax rate. And I am just wondering because of the NOLs at Schering-Plough is that being offset by the fact that a lot of the synergies would come in the US and therefore you will quickly run through those?

Peter Kellogg - Merck - EVP & CFO

Okay, great. So you are correct, so the Schering-Plough business does have some NOLs and they have been working through those. And I think the Schering-Plough team in prior calls has been very clear in terms of where they are and how they are being used. So we have taken that into account as we have thought about our tax rate going forward.

And there are obviously numerous factors that roll into a tax rate. In fact, it's one of the more complicated things we do. But net-net when you take it all together, it all adds up to being a go-forward tax rate for the combined company that is similar to the guidance range that we provided for our 2009 guidance.

Operator

Tim Anderson, Sanford Bernstein.

Tim Anderson - Sanford Bernstein - Analyst

Thanks. Going back to REMICADE, I know that it sounds like you feel there will be no change in control, but the fact that you are giving guidance with and without those products seems to suggest that there may in fact be a challenge. And I am wondering if you can say that you would still be interested in acquiring Schering if REMICADE and Golimumab were not part of the picture.

And does losing those products potentially trigger a material adverse change clause and what would be the breakup fee in the event there is a breakup? I am just wondering if J&J might actually come in and bid for Schering out right and trying to figure out how Merck might be protected.

Richard Clark - Merck - Chairman & CEO

A lot of different questions there but let me begin with kind of a firm statement and maybe it was misinterpreted so just want to be clear. We believe that this transaction does not trigger the change of control arrangement and so we believe that we will be having the REMICADE Gmab business going forward in our financials.

I just made a point that said under any outcome or any scenario we are very positive on what this transaction would mean for our shareholders in terms of value. And likewise we have built in our guidance at EPS levels that we are comparable with delivering that guidance under different ranges of outcomes.

On some of the other points of the question I will turn it over to Bruce.

Bruce Kuhlik - Merck - EVP & General Counsel

The agreement will be filed shortly, no later than Thursday, and you will see the answers there to some of your questions about the specific agreement terms.

Richard Clark - Merck - Chairman & CEO

Just one other point -- this is Dick Clark -- the strength of the combination of Merck and Schering-Plough's pipeline, the complementary product portfolio with long periods of exclusivity, the strong commercial models, the expanded global presence, the sustainable cost savings for long-term growth go far beyond just one or two products that may or not be part of the equation. This is a strategic fit for the future and it's not based on one or two products. We have looked at this many different ways and the combination of these two companies is a uniquely complementary activity that will show growth regardless of the products you are talking about.

Operator

John Boris, Citi Investment.

John Boris - Citi Investment - Analyst

Thanks for taking the questions. I just wanted to pick up on one that Tim had asked, just some clarity and what the breakup fee would be if you opted not to go through with the merger? Back to the question on top-line synergies, I know you are not giving specific guidance on growth on the top line for the two companies, but can you maybe in general talk about opportunities for top-line synergies?

One for Peter on the portfolio, I know you have indicated there is limited overlap. Have you made a decision? It seems as though there is two protease inhibitors, two IGF-1R type compounds within the portfolio. Would anything have to happen there or divest there?

Then on the Merial agreement, I think you indicated that you would be able to retain about half of the economic benefit. Is there a formula for valuing the other half that is built into that agreement already? Thanks.

Bruce Kuhlik - Merck - EVP & General Counsel

First, with respect to the breakup fee, again, the terms of the agreement will become available when we publicly file it later this week.

Peter Kellogg - Merck - EVP & CFO

In terms of top-line synergies, Ken, do you want to take that?

Ken Frazier - Merck - EVP & President, Global Human Health

Sure. While we haven't modeled in any synergies into the financial model here, I want to be very clear for the reasons that Dick just stated that we think that these are complementary product portfolios. They have much longer periods of exclusivity; they substantially broaden what products are in our representatives' bags. And we think, based on this expanded product offering, our sales forces will be much more effective in the developed markets as well as the emerging markets around the world.

So my point would be while we haven't modeled in synergies as such, we see huge opportunities and we are very excited about these franchises and how they fit well together.

Peter Kim - Merck - EVP & President, Merck Research Laboratories

With regard to the pipeline, as I said, these pipelines are remarkably complementary and there really is very little overlap. The two specific cases that you cited, John, the protease inhibitor I actually think is a tremendous advantage that will allow us to get into the HCV market faster with a molecule that Schering-Plough has in the Phase III which has shown really excellent responses and a very high rate of SPR.

It will also allow us then to take the other programs, both the program ongoing at Merck as well as the second molecule that is ongoing at Schering, and develop them with the goal of really making sure that we come out with the absolute best-in-class molecules. This I see as a real positive for the hepatitis C franchise.

With regard to IGF-1R, that is actually -- it's remarkable but it's probably the only case where we have pipeline overlap which will lead to a decision probably as to what we are going to do in terms of prioritization. And given the size of these two pipelines and the degree of complementarity, it's really quite remarkable that there is only really that one case where I think we are going to have to make a decision. And we will do that by comparing the molecules and deciding which is the best one to proceed forward with.

I just want to emphasize the really tremendous complementarity that goes here. I mean with cardiovascular I think with our CTP inhibitor, with MK-524 series, and now adding to that the atherothrombosis product and the thrombin receptor antagonist I think we stand to be the very best company in terms of the pipeline for cardiovascular.

I will just emphasize again that respiratory is aligned completely with our desire to go into inhalation therapies. The overlap and complementarity in terms of infectious disease with HIV and HCV and really the ability to now go into neuroscience and oncology in a substantial way, which is what we have been gearing up to do all along, are really just huge positives.

Peter Kellogg - Merck - EVP & CFO

So the last part of the question I think, John, that you asked -- this is Peter -- was about the animal health business and the 50%. I just want to be crystal clear on that. What I mentioned was that for modeling purposes -- obviously, there is a lot of different scenarios in how this could play out, but for modeling purposes what we have said is to keep 50% of the business in our P&L going forward. So you keep 50% of the value through our regular P&L performance and then the other 50% assumes an asset sale under the scenario that it did get rolled into Merial.

But, obviously, that that has to be sorted out in terms of exactly what actions we take. But I wanted to make sure it wasn't misunderstood. We will in value standpoint keep 100% of this business for sure. It's just a question of actually how we organize it in the combination. Thanks, John.

Operator

Catherine Arnold, Credit Suisse.

Catherine Arnold - Credit Suisse - Analyst

Thanks for taking my question. I wanted to just ask you a quick item on a change of control and then I had another one. On the change of control, it was my understanding that one of the items that would trigger a change was that Schering directors are less than 50% of the new company's Board and I wonder if that is correct. And if so, you will reconcile that by obviously having the right distribution on the Board. I didn't get the impression that that was the case.

And then, secondly, I wanted to ask you about the price that you paid. If you have a bullish view on the Schering pipeline, you might argue that the price that you paid is actually what the intrinsic value is without synergies. And I wondered if you could just address those that might see the price being modest versus the company's stand-alone outcome.

Peter Kellogg - Merck - EVP & CFO

With respect to the change of control, there is a reference in the agreement to the Board participation and membership but it doesn't apply where the existing Board elects or appoints new members. And that is what is happening here. So the new Board of the combined entity will include the existing Merck Board and three representatives from the existing Schering Board, but because they are being appointed by the existing Schering Board that will not trigger the change of control.

Fred Hassan - Schering-Plough - CEO

And just a comment on whether the right price, I just want to assure you that we are very pleased with what this is going to do for our shareholders. $10.50 in cash earnings per share stream going forward from the combined company that is comparable to the Schering-Plough earnings per share and then a dividend that goes up more than 300%. The 44% premium on a 30-day average is a very good premium. In fact, Dick and I had agreed on another number which was $26.25 based on a 30-day average, but as you know even the Dow Jones Index is down right now. There is a secular decline in capital markets and therefore one should not get locked in on any single date in terms of a price. Dick, any comments to that?

Richard Clark - Merck - Chairman & CEO

No, I agree with you, Fred. This is an outstanding combination of two companies and I support what Fred has said. A company of the caliber of Schering-Plough at 44% premium during that period is extremely reasonable.

Operator

Steve Scala, Cowen.

Steve Scala - Cowen and Company - Analyst

Thank you, I have three questions. First, I believe three-times on the call it was said that regardless of assumptions for REMICADE, the REMICADE business, the guidance holds. Was Golimumab not in this statement deliberately or should we assume that this statement includes Golimumab?

Secondly, has the single efficacy look at the IMPROVE-IT trial been conducted yet? We believe it is scheduled for sometime in 2009. And should that look occur before closing would that either positively or negatively affect the guidance or your desire to move forward?

Then, lastly, is a fact that the reverse merger would allow no trigger of the J&J deal in the public documents or is that in confidential documents? Thank you.

Peter Kellogg - Merck - EVP & CFO

This is Peter, Steve, let me take the first question. When we referred to that we are referring to the entire relationship, so its' obviously REMICADE and Gmab. Maybe we were just taking a short cut. Peter, maybe you can talk to the IMPROVE-IT status?

Peter Kim - Merck - EVP & President, Merck Research Laboratories

Sure. With regard to the IMPROVE-IT trial, which as you know is the trial in which we are looking at outcomes with Vytorin versus simvastatin. In 2009 and not yet occurred, our academic collaborators, TIMI and DCRI, will review the event rates and the lipid changes, but they will not be unblinded to the results. They will just look at the event rates and the lipid LDL cholesterol changes.

And that is being done to determine whether or not a sample size adjustment would be needed. And if that is the case, then we will promptly communicate that. But just to emphasize that there is going to be no look at the efficacy, it's just going to be a look at the event raise in lipid levels. Just also add that we have, of course, very high confidence in LDL as a surrogate for atherosclerosis.

Bruce Kuhlik - Merck - EVP & General Counsel

With respect to the availability of documents, the REMICADE distribution agreement is publicly available and you can review that now. And the technical description of how the reverse merger works will be in our merger agreement, which will be publicly available later this week.

Operator

Seamus Fernandez, Leerink Swann.

Seamus Fernandez - Leerink Swann - Analyst

Thanks very much. So just wanted to follow up on Steve's question, but maybe expand on it a little bit. With regard to the three mega trials that you would have ongoing -- HPS2-THRIVE, the TRA2P -- in fact, four studies -- TRA2P and TRACER study and the IMPROVE-IT study -- can you just give us your thoughts in terms of the risk profile that that represents for the overall company?

Is it the fact that the combined company offers on a lot more upside opportunity, but that capturing the synergies now starts to defray the risk of those types of programs? Because again I would perceive those as both high risk and high reward. But just wanted to get your thoughts on the risk profile of the company on a combined basis and how the mega trials worked under that thought process. Thank you.

Peter Kim - Merck - EVP & President, Merck Research Laboratories

It's Peter Kim, I will take that one. With regard to the IMPROVE-IT trial, as I have said, we have a very high degree of confidence in the use of LDL cholesterol as a surrogate for atherosclerosis. This is a study which is being done to really take a look at actually demonstrating within an outcome study that it is working.

The TRA trial is very well involved now with over 18,000 patients that are enrolled. Very recently the DSMB met and said to continue the trial with no changes.

And HPS2-THRIVE is an outcome study that we are very confident about. Niacin has proven benefits, proven outcome benefits and the HPS2-THRIVE trial is being done to confirm that benefit in the setting of MK-524. So in terms of cardiovascular, I just want to emphasize that I think that with these products as well as with our CTP inhibitor we are positioned to be the leader -- the leader -- in cardiovascular disease by far.

Operator

Bert Hazlett, BMO Capital Markets.

Bert Hazlett - BMO Capital Markets - Analyst

Thanks for taking the question. Just to round out the REMICADE Golimumab comments, might an adverse outcome there have any affect on your dividend stability or dividend policy? Then, secondly, does the Novartis agreement with the respiratory products have any similar types of examinations? Again, is there any ability to spit back that transaction in any way, shape, or form? Thanks.

Unidentified Company Representative

To your first question, we are committed to the dividend. That has no impact on it.

Fred Hassan - Schering-Plough - CEO

And we don't believe there is any complexity around our other agreements with Novartis.

Eva Boratto - Merck - VP, IR

Okay, we will take one more question, please.

Operator

(Operator Instructions) There are no further questions at this time.

Eva Boratto - Merck - VP, IR

Thank you. That concludes our call. I will turn it back to Dick Clark for some concluding remarks.

Richard Clark - Merck - Chairman & CEO

Thank you, everyone, for your questions and for being on the call. Certainly you can tell from the discussions we have had what a compelling combination this is and it's important for us to move forward on this tremendous transformation.

From the two companies' standpoint it's about science, it's about growth of in-line products, it's about diversity from a global standpoint. And there is no doubt that we will be a leading growth in expanded science from a pharmaceutical leadership standpoint moving forward. So thank you again.

Operator

Thank you. This concludes today's conference call. You may now disconnect.

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This communication contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this communication should be evaluated together with the many uncertainties that affect Merck’s business, particularly those mentioned in the risk factors and cautionary statements set forth in Item 1A of Merck’s Form 10-K for the year ended December 31, 2008, and in its periodic reports on Form 10-Q and Form 8-K, which the Company incorporates by reference. These reports are available on our website at www.merck.com and www.schering-plough.com.

In connection with the proposed transaction, Schering-Plough will file a registration statement, including a joint proxy statement of Merck and Schering-Plough, with the Securities and Exchange Commission (the “SEC”). Investors are urged to read the registration statement and joint proxy statement (including all amendments and supplements to it) because they will contain important information. Investors may obtain free copies of the registration statement and joint proxy statement when they become available, as well as other filings containing information about Merck and Schering-Plough, without charge, at the SEC’s Internet web site (www.sec.gov). These documents may also be obtained for free from Schering-Plough’s Investor Relations web site (www.schering-plough.com) or by directing a request to Schering-Plough’s Investor Relations at (908) 298-7436. Copies of Merck’s filings may be obtained for free from Merck’s Investor Relations Web Site (www.merck.com) or by directing a request to Merck at Merck’s Office of the Secretary, (908) 423-1000.

Merck and Schering-Plough and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from Merck and Schering-Plough shareholders in respect of the proposed transaction.

Information regarding Schering-Plough’s directors and executive officers is available in Schering-Plough’s proxy statement for its 2008 annual meeting of shareholders, filed with the SEC on April 23, 2008, and information regarding Merck’s directors and executive officers is available in Merck’s preliminary proxy statement for its 2009 annual meeting of stockholders, filed with the SEC on February 25, 2009. Additional information regarding the interests of such potential participants in the proposed transaction will be included in the registration statement and joint proxy statement filed with the SEC in connection with the proposed transaction.